Exhibit 1A-12.1

June 30, 2025

Mr. Ernest G. Lee

FirstVitals Inc.

2605 Camino Tassajara #2500

Danville, CA 94526

Re: Regulation A Offering – FirstVitals Inc.

Dear Mr. Lee:

We have acted as counsel to FirstVitals Inc., a Delaware corporation (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the "Offering") by the Company of up to a maximum of six million three hundred forty one thousand six hundred and twenty five (6,341,625) shares of common stock of the Company (the "Shares"). We assume that the Shares will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a "Subscription Agreement"), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Shares.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Articles of Incorporation of the Company; the State of Delaware, Office of the Secretary of State certification of the Company’s existence with a status in “Good Standing”; the Bylaws of the Company; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Shares will be duly authorized, validly issued, obligations of the Company.

Our opinion set forth herein is limited to the corporate law of the State of Delaware and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Interests. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s Brian Geoghegan

Brian Geoghegan, Attorney